EXHIBIT 10.22
FIRST AMENDMENT TO SHARED SERVICE AGREEMENT
This First Amendment to the Shared Service Agreement (“Amendment”) dated as of March 26, 2026 amends the Shared Service Agreement executed January 14, 2022 (“Agreement”) by and between FGI Industries, Inc (“Service Provider”) and Foremost Home, Inc. (“Service Recipient”). The Service Provider and Service Recipient may be referred to individually as “Party”, or collectively as the “Parties”.
WHEREAS, the Service Recipient was erroneously named Foremost Home Industries, Inc. within the original Agreement,
WHEREAS, the Parties desire to correct the name of the Service Recipient and amend Exhibit A of the Agreement;
THEREFORE, in consideration of their mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree to amend the Agreement as follows:
1.The above recitals are hereby incorporated into this amendment as if fully stated herein.
2.The Service Recipient under this Agreement is amended, substituting the name Foremost Home Industries, Inc., for the name Foremost Home, Inc..
3.Exhibit A of the Agreement is deleted in its entirety and replaced with the Exhibit A attached to this Amendment.
4.The Parties hereby intend and agree that Exhibit A to this Amendment shall be effective as of January 1, 2025, and at all times thereafter, with the same force and effect as if this Amendment had been executed on that date.
All terms and conditions set forth in the Agreement not specifically amended hereby shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have entered into this Second Amendment as of the date first above written.

FGI INDUSTRIES, INC.		FOREMOST HOME, INC.

By:	/s/ Dave Bruce	By:	/s/ Keh-Jean "Jay" Yeh
	Dave Bruce		Keh-Jean "Jay" Yeh
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A
SERVICES

	Description of Service	Service Fees	Location
1	Warehouse Space Services (including, but not limited to, the provision of storage, picking, packing, shipment and other services as may be deemed necessary from time to time)
Effective January 1, 2025, the Fixed annual fee of $300,000.00 plus a variable fee of 4% of gross product sales for products stored by Service Recipient in the U.S. Warehouse Space of Service Provider.

Effective January 1, 2026 the Fixed annual fee of $100,000.00 plus variable fee of 4% of gross product sales for products stored by Service Recipient in the U.S. Warehouse Space of Service Provider.
All applicable locations where Service Recipient requires such Warehouse Space Services from Service Provider.
2	IT System Services (including, but not limited to the provision of computer software & hardware maintenance, any and all necessary security services, user training services and ERP- related support services)	See Section 1, Definition	All applicable locations where Service Recipient requires such IT System Services from Service Provider.
3	HR Services (including, but not limited to the provision of payroll, retirement benefits and insurance administration services)	See Section 1, Definition	All applicable locations where Service Recipient requires such HR Services from Service Provider.
4	Office Administration Services (including, but not limited to, the provision of space, utilities, and general administrative services)	See Section 1, Definition	All applicable locations where Service Recipient requires such Office Administration Services from Service Provider.
5	Supply Chain Services (including, but not limited to, the provision of inventory management and order processing services)	See Section 1, Definition	All applicable locations where Service Recipient requires such Supply Chain Services from Service Provider.